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                                                                    EXHIBIT 12.1

                      LEHMAN BROTHERS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)
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

                                                                                                                           For
                                                                                                                         the Nine
                                                                                                                          Months
                                                                                                                          Ended
                                                             For the Twelve Months Ended November 30                    August 31
                                                -------------------------------------------------------------------    ------------
                                                  1996          1997           1998          1999          2000           2001
                                                ----------    ----------     ----------    ----------    ----------    ------------
Pre-tax earnings from continuing operations      $    309      $    593       $    847      $  1,013      $  1,617        $ 1,064

Add:  Fixed charges (excluding capitalized
       interest)                                   10,140        12,233         14,746        12,552        16,076         10,829
                                                ----------    ----------     ----------    ----------    ----------    -----------

Pre-tax earnings before fixed charges              10,449       12,826          15,593        13,565        17,693        $11,893
                                                ==========    =========      ==========    ==========    ==========    ===========

Fixed charges:
       Interest                                    10,121        12,216         14,730        12,535        16,059         10,808
       Other (a)                                       25            19             20            17            17             21
                                                ----------    ----------     ----------    ----------    ----------    -----------

       Total fixed charges                       $ 10,146      $ 12,235       $ 14,750      $ 12,552      $ 16,076        $10,829
                                                ----------    ----------     ----------    ----------    ----------    -----------


RATIO OF EARNINGS TO FIXED CHARGES                   1.03          1.05           1.06          1.08          1.10           1.10
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